EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-113821), Form S-1 (File No. 333-146779) and Form S-8 (File No. 333-121399) of Applied NeuroSolutions, Inc. of our report dated March 24, 2009, which appears on page 36 of this annual report on Form 10-K for the year ended December 31, 2008.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Chicago, Illinois
March 30, 2009